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                 LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

           EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


                                                Six Months
                                              Ended June 30                              Year Ended December 31,
                                         -----------------------        ----------------------------------------------------------

(millions of dollars)                    1997(4)          1996           1996         1995            1994        1993       1992
                                         -------         -------        -------      -------        -------      -------   -------
Net Income before Federal
     Income Taxes, and
     Accounting Change ----------          138.3           346.3          692.7        626.6          376.3       587.8      424.7
Equity Loss (Earnings) in
     Unconsolidated Affiliates --            --              (.3)          (1.4)       (12.4)         (14.6)        --          .2
Sub-total of Fixed Charges ------           57.5            47.1          108.6         94.4           66.6        62.9       74.6
                                         -------         -------        -------      -------        -------      -------   -------
     Sub-total of Adjusted
       Net Income --------------           195.8           393.1          799.9        708.6          428.3       650.7      499.5
Interest on Annuities &
     Financial Products ---------          762.1           680.2         1435.6       1400.0         1359.0      1315.8     1261.7
                                         -------         -------        -------      -------        -------      -------   -------
       Adjusted Income Base ----           957.9          1073.3         2235.5       2108.6         1787.3      1966.5     1761.2

Rent Expense ------------------             36.0            30.0           71.6         65.7           51.3        55.8       62.4

FIXED CHARGES:
Interest and Debt Expense ------            45.5            37.1           84.7         72.5           49.5        44.3       53.8
Rent (Pro-rated) ---------------            12.0            10.0           23.9         21.9           17.1        18.6       20.8
                                         -------         -------        -------      -------        -------      -------   -------
     Sub-total of Fixed Charges             57.5            47.1          108.6         94.4           66.6        62.9       74.6
Interest on Annuities &
     Financial Products ---------          762.1           680.2         1435.6        1400.0        1359.0      1315.8     1261.7
                                         -------         -------        -------      -------        -------      -------   -------
     Sub-total of Fixed Charges            819.6           727.3         1544.2        1494.4        1425.6      1378.7     1336.3
Preferred Dividends (Pre-tax)                 .1              .1             .2          13.4          24.2        24.2       20.3
                                         -------         -------        -------      -------        -------      -------   -------
     Total Fixed Charges --------          819.7           727.4         1544.4        1507.8        1449.8      1402.9     1356.3

RATIO OF EARNINGS TO FIXED CHARGES:
     Excluding Interest on
       Annuities and Financial
       Products (1) --------------          3.41            8.35           7.37          7.51          6.43       10.35       6.70

     Including Interest on
       Annuities and Financial
       Products (2) --------------          1.17            1.48           1.45          1.41          1.25        1.43       1.32

     Ratio of Earnings to
       Combined Fixed Charges
       and Preferred Stock
       Dividends (3) -------------          1.17            1.48           1.45          1.40          1.23        1.40       1.30


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(1)  For purposes of determining this ratio, earnings consist of income before federal income taxes and cumulative effect of accounting change adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) Coverage ratios for the six months ended June 30, 1997 are lower than the ratios shown for the other historical periods due to the reduction in net income due to reserve strengthening in LNC's disability income business
     (see note 6 on page 7). The coverage for the full year 1997 is expected to be higher than the historical periods due to the inclusion of the gain on sale of a subsidiary (see note 5 on page 7).